Exhibit 10.2

PROMISSORY NOTE

$15,000,000.00
Roanoke, Virginia
March 31, 2014

FOR VALUE RECEIVED, the undersigned Roanoke Gas Company ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 201 South Jefferson Street, 2nd Floor, Roanoke, Virginia, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000.00), with interest thereon as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)"Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Virginia are authorized or required by law to close.

(b)"Fixed Rate Term" means a period of one (1) month during which the entire outstanding principal balance of this Note bears interest determined in relation to LIBOR, with the understanding that:

(i)the initial Fixed Rate Term shall commence on the date this Note is disbursed and shall continue up to, but shall not include, April 30, 2014;

(ii)thereafter each Fixed Rate Term shall commence automatically, without notice to or consent from Borrower, on the last day of each month and shall continue up to, but shall not include, the last day of the immediately following month; and

(iii)if, on the first day of the last Fixed Rate Term applicable hereto the remaining term of this Note is less than one (1) month, said Fixed Rate Term shall be in effect only until the scheduled maturity date hereof.

(c)"LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR 100% - LIBOR Reserve Percentage

(i)    "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term, provided however that if such day is not a London Banking Day, then on the preceding day that is a London Banking Day, for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank

Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)    "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(d)"London Banking Day" means any day except a Saturday, Sunday or any other day on which commercial banks in London are authorized or required by law to close.

(e)"Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a)Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be sixty-nine hundredths percent (0.69%) above LIBOR in effect on the first day of each Fixed Rate Term. With respect to each Fixed Rate Term hereunder, Bank is hereby authorized to note the date and interest rate applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)Payment of Interest. Interest accrued on this Note shall be payable on the last day of each Fixed Rate Term, commencing April 30, 2014; provided however, that if any such interest due date is not a Business Day, interest shall accrue to and be due and payable on the next succeeding Business Day unless the result of such extension would be to cause such payment to be made in the next calendar month, in which event such interest shall be due and payable on the immediately preceding day that is a Business Day.

(d)Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3%) above the rate of interest in effect on the scheduled maturity date of this Note, or any accelerated maturity date.

REPAYMENT AND PREPAYMENT:

(a)Repayment. The outstanding principal balance of this Note shall be due and payable in full on March 31, 2015.

(b)Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

(c)Prepayment. Borrower may prepay principal on this Note at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of any Fixed Rate Term by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)
Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)
Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360- day year, actual days elapsed). Any prepayment shall be without prejudice to Borrower’s obligations to Bank under any swap agreement (as defined in 11 U.S.C. § 101), which shall remain in full force and effect subject to the terms of such swap agreement (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 30, 2012, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

(d)Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, or other similar purpose and not primarily for a personal, family or household use.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Roanoke Gas Company

By: /s/ John S. D’Orazio
Name: John S. D’Orazio
Title: President and CEO

By: /s/ Paul W. Nester
Name: Paul W. Nester
Title: VP, Treasurer and CFO